UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 21, 2009

(Date of earliest event reported)

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-8672

Minnesota	41-1276891
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Lillehei Plaza

St. Paul, Minnesota 55117

(Address of principal executive offices, including zip code)

(651) 483-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 21, 2009, St. Jude Medical received a warning letter dated April 17, 2009, from the Food and Drug Administration (the FDA) related to its Atrial Fibrillation (AF) Division manufacturing facility in Minnetonka, Minnesota.

The FDA inspected the Company’s catheter manufacturing facility in Minnetonka at various times between Dec. 8 and Dec. 19, 2008. On December 19, 2008, the FDA issued a Form 483 identifying certain observed non-conformity with Current Good Manufacturing Practice (CGMP) primarily related to the manufacture and assembly of the Safire ablation catheter with a 4 or 5 mm non-irrigated tip. For the full year 2008, this product accounted for approximately $6 million in worldwide sales.

Following the receipt of the Form 483, St. Jude Medical’s AF Division provided written responses to the FDA detailing proposed corrective actions and immediately initiated efforts to address FDA’s observations of non-conformity. The FDA warning letter acknowledges actions already taken by St. Jude Medical’s AF Division to address the observations.

The FDA letter notes that it will not grant requests for exportation certificates to foreign governments or approve pre-market approval applications for Class III devices to which the quality system regulation deviations are reasonably related until the violations have been corrected.

Customer orders are not expected to be impacted while we work to resolve the FDA’s concerns. The Company takes these matters seriously and has already begun to respond timely and fully to the FDA’s requests, and believes that the FDA’s concerns can be resolved without a material impact on the Company’s financial results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date: April 21, 2009	By:	/s/ Pamela S. Krop
Pamela S. Krop Vice President, General Counsel and Corporate Secretary